Exhibit 99.1

Press Contacts:	Lorie Gawreluk	Mindy Tinsley
	1-732-524-1413	1-574-372-7136
	lgawrel1@its.jnj.com	mtinsley@its.jnj.com

Investor Contacts:	Louise Mehrotra	Lesley Fishman
	1-732-524-6491	1-732-524-3922
	LMehrot@its.jnj.com	LFishma@its.jnj.com

FOR IMMEDIATE RELEASE
DePuy Announces U.S. Settlement Agreement to Compensate ASR™ Hip System Patients
Who Had Surgery to Replace Their ASR Hip

WARSAW, IN, November 19, 2013 - DePuy Orthopaedics, Inc. (DePuy) and the Court-appointed committee of lawyers representing ASR™ Hip System plaintiffs today announced a settlement agreement to compensate eligible ASR patients in the United States who had surgery to replace their ASR hip, known as revision surgery, as of August 31, 2013.

“We are committed to the well-being of ASR patients, as demonstrated by the voluntary recall and the program providing support for recall-related care,” said Andrew Ekdahl, Worldwide President, DePuy Synthes Joint Reconstruction. “The U.S. settlement program provides compensation for eligible patients without the delay and uncertainty of protracted litigation. DePuy remains committed to our purpose of advancing innovative treatment options to serve those who need joint replacement surgery.”

The U.S. settlement is valued at approximately $2.5 billion, based on an estimate of 8,000 patients participating in the program. The amount of the settlement program has been included as part of previously accrued amounts, and no additional charge to the company’s earnings is being recorded in connection with this settlement. Any remaining related established product liability reserve is based on currently available information and changes to the reserve may be required in the future as additional information becomes available. The majority of the payments related to this settlement are projected to occur during 2014 from currently available cash.

U.S. Settlement Program
For U.S. ASR Patients Who Had Surgery to Remove Their ASR Hip As of August 31, 2013
The U.S. settlement program is available for U.S. ASR patients who had revision surgery for reasons related to the recall as of August 31, 2013. Patients eligible for this program can speak with their lawyer, if they have one, or contact the U.S. settlement program claims processor at www.USASRHipSettlement.com or (877) 391-3169. ASR patients do not need a lawyer to participate in the program.

For U.S. ASR Patients Who Have Surgery to Remove Their ASR Hip After August 31, 2013
For U.S. patients who have revision surgery after August 31, 2013, the existing Broadspire program providing support for recall-related care is available. U.S. patients are encouraged to call 1-888-627-2677 for more information.

For more information about the U.S. settlement program, please visit www.ASRHipInfo.com.

Status of Litigation
Judge David Katz of the U.S. District Court of the Northern District of Ohio is presiding over the federal multidistrict litigation. The consolidated state litigations are presided over by: Judge Brian Martinotti of the Superior Court of New Jersey, Bergen County; Judge Deborah Mary Dooling of the Circuit Court of Cook County, Illinois; and Judge Richard Kramer of the San Francisco County Superior Court, California. The settlement agreement was presented to these judges and Maryland State Court Judge, the Honorable Crystal Dixon Mittelstaedt, at a court hearing today.

The settlement agreement will help bring to a close significant ASR litigation activity in the U.S. However, some lawsuits in the

U.S. will remain. DePuy will continue to defend against remaining claims and believes its actions related to the ASR Hip System have been appropriate and responsible.

Recall Background
In August 2010, DePuy issued a voluntary recall of the ASR Hip System after receiving new information from the UK National Joint Registry as part of the company’s ongoing surveillance of post-market data concerning the ASR Hip System, which showed a revision rate that was not in line with data previously reported in that registry. The product continues to perform well in some patients. Since the recall decision was made, DePuy has worked to provide patients and surgeons with the information and support they need, including the global program providing support for recall-related care, which has thus far resulted in thousands of payments to patients.

DePuy Orthopaedics, Inc. is part of DePuy Synthes Companies of Johnson & Johnson.

(This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of DePuy Orthopaedics, Inc. and Johnson & Johnson. Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents; significant adverse litigation or government action; impact of business combinations; financial distress and bankruptcies experienced by significant customers and suppliers; changes to governmental laws and regulations and domestic and foreign health care reforms; trends toward health care cost containment; increased scrutiny of the health care industry by government agencies; changes in behavior and spending patterns of purchasers of health care products and services; financial instability of international economies and sovereign risk; disruptions due to natural disasters; manufacturing difficulties or delays; complex global supply chains with increasing regulatory requirements; and product efficacy or safety concerns resulting in product recalls or regulatory action. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 30, 2012. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.investor.jnj.com or on request from Johnson & Johnson. Neither DePuy Orthopaedics, Inc. nor Johnson & Johnson undertakes to update any forward-looking statements as a result of new information or future events or developments.)

Visit www.ASRHipInfo.com for more information.

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